As filed with the Securities and Exchange Commission on July 15, 2021

Registration No. 333-257400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VTEX

(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands	7372	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

125 Kingsway, WC2B 6NH

London, United Kingdom

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42th Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

S. Todd Crider Grenfel S. Calheiros Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Byron B. Rooney Maurice Blanco Konstantinos Papadopoulos Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A common shares, par value US$0.0001 per share	21,850,000	US$17.00	US$371,450,000	US$37,850.76

(1)	Includes Class A common shares to be sold pursuant to the underwriters’ option to purchase additional Class A common shares from us and the selling shareholders. See “Underwriting.”
(2)	Estimated solely for the purpose of determining the amount of registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price. Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

VTEX has prepared this Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-257400) for the sole purpose of filing Exhibits 5.01 and 23.02 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No change is made to the preliminary prospectus constituting Part I of the Registration Statement, and accordingly, such preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The registrant’s Articles of Association provide that each director or officer of the registrant shall be indemnified out of the assets of the registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to us or our affairs in any court whether in the Cayman Islands or elsewhere.

Also, the registrant expects to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Title of Securities	Number of Securities	Consideration (in US$ thousands)	Securities Registration Exemption
Various employees	March 11, 2021	common shares	113,122	1,000.0	Regulation S and Section 4(a)(2) of the Securities Act

Various employees	January 29, 2021	common shares	382	3.0	Regulation S and Section 4(a)(2) of the Securities Act

Various employees	November 27, 2020	common shares	22,455	198.5	Regulation S and Section 4(a)(2) of the Securities Act

LA Holdings (Cayman) Ltd.	November 19, 2020	common shares	3,393,665	30,000.0	Regulation S and Section 4(a)(2) of the Securities Act

Various private equity investments funds	September 24, 2020	common shares	14,330,909	125,948.3	Regulation S and Section 4(a)(2) of the Securities Act

Various employees	September 09, 2020	common shares	152,800	218.7	Regulation S and Section 4(a)(2) of the Securities Act

Various employees	September 09, 2020	common shares	51,000	72.9	Regulation S and Section 4(a)(2) of the Securities Act

Various employees	January 16, 2020	common shares	51,000	92.4	Regulation S and Section 4(a)(2) of the Securities Act

Various employees	December 11, 2019	common shares	176,600	496.2	Regulation S and Section 4(a)(2) of the Securities Act

Various private equity investments funds and employees	October 25, 2019	common shares	142,348	39,999.8	Regulation S and Section 4(a)(2) of the Securities Act

In 2019, we granted an aggregate of 1,797,400 share options to our employees to purchase an aggregate of 727,980 common shares, in consideration of their past and future services to us. In 2020, we granted an aggregate of 7.382.000 share options to our employees to purchase an aggregate of 7,382,000 common shares. Also in 2020 we granted certain employees an aggregate of 2,618,832 restricted stock units, in consideration of past and future services provided to us, following the cancellation of 2,586,720 previously granted shares options.

Item 8.	Exhibits and Financial Statement Schedules.

(a) Exhibits: See Exhibit Index beginning on page II-5 of this Registration Statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules: All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the consolidated financial statements or related notes thereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.01†	Form of Underwriting Agreement

3.01†	Form of Memorandum and Articles of Association of VTEX, effective upon completion of the offering

4.01†	Form of Indemnification Agreement

4.02†	Form of Registration Rights Agreement, effective upon completion of the offering

5.01	Opinion of Harney, Westwood & Riegels, Cayman Islands counsel to VTEX, as to the validity of the Class A common shares

10.01†#	Private pricing addendum dated December 11, 2020 by and between VTEX Brasil Tecnologia para Ecommerce LTDA, VTEX Informatica S.A. Amazon Web Services, Inc. and Amazon Web Services EMEA Sarl.

16.01†	Letter of KPMG Auditores Independentes

21.01†	List of subsidiaries

23.01†	Consent of Pricewaterhousecoopers Auditores Independentes

23.02	Consent of Harney, Westwood & Riegels, Cayman Islands counsel to VTEX (included in Exhibit 5.01)

24.01†	Powers of attorney (included on signature page to the registration statement)

†	Previously filed.
#	Portions of this exhibit have been omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of London, United Kingdom, on July 15, 2021.

VTEX

By:	/s/ Geraldo do Carmo Thomaz Júnior
Name: Geraldo do Carmo Thomaz Júnior
Title: Co-Chief Executive Officer

By:	/s/ Mariano Gomide de Faria
Name: Mariano Gomide de Faria
Title: Co-Chief Executive Officer

By:	/s/ André Spolidoro Ferreira Gomes
Name: André Spolidoro Ferreira Gomes
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 15, 2021.

	Name	Title

By:	/s/ Geraldo do Carmo Thomaz Júnior Name: Geraldo do Carmo Thomaz Júnior	Co-Chief Executive Officer and Co-Chairman (principal executive officer)

By:	/s/ Mariano Gomide de Faria Name: Mariano Gomide de Faria	Co-Chief Executive Officer and Co-Chairman (principal executive officer)

By:	/s/ André Spolidoro Ferreira Gomes Name: André Spolidoro Ferreira Gomes	Chief Financial Officer (principal financial officer and principal accounting officer)

By:	* Name: Paulo Thiago Passoni	Director

By:	* Name: Francisco Alvarez-Demalde	Director

By:	* Name: Alejandro Raul Scannapieco	Director

By:	* Name: Arshad Matin	Director

By:	* Name: Benoit Jean-Claude Marie Fouilland	Director

By:	/s/ Colleen A. De Vries On behalf of Cogency Global Inc. Name: Colleen A. De Vries Title: Senior Vice President	Authorized Representative in the United States

*By:	/s/ Geraldo do Carmo Thomaz Júnior	*By:	/s/ Mariano Gomide de Faria
	Name: Geraldo do Carmo Thomaz Júnior Attorney-in-fact		Name: Mariano Gomide de Faria Attorney-in-fact

*By:	/s/ André Spolidoro Ferreira Gomes
Name: André Spolidoro Ferreira Gomes Attorney-in-fact